UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2015
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Phillips Edison Grocery Center REIT II, Inc.
(Exact name of registrant as specified in its charter)
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Maryland	000-55438	61-1714451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11501 Northlake Drive
Cincinnati, Ohio 45249
(Address of principal executive offices, including zip code)

(513) 554-1110
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On July 16, 2015, Phillips Edison Grocery Center REIT II, Inc. (the “Company”) purchased, through indirect wholly-owned subsidiaries, fee simple interests in two grocery-anchored shopping centers for approximately $63.4 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering. The properties were purchased from W-ADP Broadlands VII, L.L.C., a Delaware limited liability company, and W-ADP Meadows VII, L.L.C., a Delaware limited liability company, which are not affiliated with the Company, its advisor or its sub-advisor.
Meadows on the Parkway
Meadows on the Parkway is a grocery-anchored shopping center containing 216,437 rentable square feet located on approximately 18.6 acres of land in Boulder, Colorado. At the time of acquisition, Meadows on the Parkway was 89.0% leased to 49 tenants. Safeway, a market-leading grocery store chain, occupies 49,799 rentable square feet at Meadows on the Parkway. Based on the current condition of Meadows on the Parkway, the Company’s management does not believe that it will be necessary to make any significant renovations or improvements to the property. The Company’s management believes Meadows on the Parkway is adequately insured.
Broadlands Marketplace
Broadlands Marketplace is a grocery-anchored shopping center containing 103,883 rentable square feet located on approximately 12.4 acres of land in Broomfield, Colorado. At the time of acquisition, Broadlands Marketplace was 96.3% leased to 21 tenants. Safeway, a national market-leading grocery store chain, occupies 58,632 rentable square feet at Broadlands Marketplace. Based on the current condition of Broadlands Marketplace, the Company’s management does not believe that it will be necessary to make any significant renovations or improvements to the property. The Company’s management believes Broadlands Marketplace is adequately insured.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON GROCERY CENTER REIT II, INC.

Date: July 21, 2015	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President and Chief Operating Officer